UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 4, 2019
Astec Industries, Inc.
 (Exact Name of Registrant as Specified in Charter)

Tennessee	001-11595	62-0873631
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road
Chattanooga, Tennessee 37421

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (423) 899-5898
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	ASTE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2019, Astec Industries, Inc. (the “Company”) announced that its Board of Directors has appointed Rebecca Weyenberg to serve as its Chief Financial Officer, effective as of December 4, 2019.  Ms. Weyenberg will succeed David C. Silvious, who resigned as Chief Financial Officer, effective as of December 4, 2019, but will remain employed with the Company until December 31, 2019, to assist with the transition of Ms. Weyenberg in her new role.

Ms. Weyenberg will receive an annual salary of $375,000, subject to annual review by the Compensation Committee of the Board, and will be eligible to earn an annual cash bonus with a target award equal to 70% of her base salary, with an opportunity to earn up to 200% of the target award, based on achievement of company and individual performance goals.  Ms. Weyenberg will receive a one-time signing bonus of $75,000, which is repayable in full in the event she voluntarily leaves the Company within two years from her start date.  In addition, upon commencement of employment, Ms. Weyenberg will receive a one-time grant of restricted stock units having a value equal to $200,000 (based on the closing stock price on the date of grant), which will vest in equal annual installments on the first three anniversaries of the grant date, subject to Ms. Weyenberg’s continued employment with the Company.  Ms. Weyenberg will be designated as a Tier II Participant in the Company’s Executive Change in Control Severance Plan, the terms of which were previously described in the “Potential Payments upon Termination or Change-in-Control” section of the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 15, 2019, which description is incorporated herein by reference

Ms. Weyenberg, age 55, joins the Company from Welbilt, Inc., a publicly-traded leading global manufacturer of commercial foodservice equipment, where she has served as Vice President of Global Finance Operations since November 2017.  Prior to her work with Welbilt, Ms. Weyenberg served from 2015 to 2017 as Chief Financial Officer and Assistant General Manager for Berkeley Hall Club, a premier golf club in Bluffton, South Carolina.  Prior to this, Ms. Weyenberg was employed by AGCO Corporation, a publicly-traded global leader in the design, manufacture and distribution of agricultural machinery, where she served as Vice President, Global Processes, Standards and Shared Services (2010 – 2015) and Vice President Finance, North America Region.

No family relationships exist between Ms. Weyenberg and any of the Company’s directors or other executive officers. There are no arrangements between Ms. Weyenberg and any other person pursuant to which Ms. Weyenberg was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Ms. Weyenberg has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with his resignation, the Company and Mr. Silvious have agreed to enter into a Separation Agreement and General Release (a “Separation Agreement”). The Separation Agreement will provide that, in consideration of Mr. Silvious’ execution and non-revocation of a release of claims in favor of the Company, Mr. Silvious will be entitled to a gross amount equal to nine months of his base salary, less withholdings and deductions, payable in three equal, quarterly installments beginning on March 31, 2020.

In addition to the foregoing and certain other additional benefits detailed therein, the Separation Agreement will provide that Mr. Silvious is entitled to the compensation and benefits payable pursuant to the terms of his employment, including accrued but unpaid salary and accrued and vested amounts under the Company’s retirement and benefits plans. Under the Separation Agreement, Mr. Silvious will agree not to compete against the company or solicit the Company’s employees or customers for a period of twelve months. The Separation Agreement will also include confidentiality provisions applicable to Mr. Silvious.

The press release attached as Exhibit 99.1 includes additional information regarding the foregoing and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1    Press release dated November 4, 2019 issued by the Company

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2019	ASTEC INDUSTRIES, INC.
By: /s/ Barry Ruffalo Barry Ruffalo Chief Executive Officer